EXHIBIT 99.1
AMENDMENT TO ZILA, INC. 1997 STOCK AWARD PLAN
Approved and Adopted by the Board of Directors of Zila, Inc. on November 6, 2007
The following Section 9(b) was added to the terms and conditions of the Zila, Inc. 1997 Stock Award Plan, and subsequent subsections of Section 9 were renumbered accordingly:
“(b) Award Repricing Prohibited. Except in connection with a Corporate Transaction (for purposes of this Section 9(b), including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination or exchange of shares), the terms of outstanding Awards may not be amended to (i) reduce the exercise price of such Awards or (ii) cancel such Awards in exchange for cash or other Awards with an exercise price that is less than the exercise price of the original Awards without shareholder approval.”